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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                               September 10, 1998
                Date of Report (Date of earliest event reported)



                       TRANSACTION NETWORK SERVICES, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                    0-23856            54-1555332
  (State or other jurisdiction        (Commission         (IRS Employer
of incorporation or organization)      File No.)       Identification No.)



                1939 Roland Clarke Place, Reston, Virginia 20191
              (Address of principal executive offices and zip code)


                                 (703) 453-8300
              (Registrant's telephone number, including area code)




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Item 2.  Acquisition or Disposition of Assets.

         On September 10, 1998, Transaction Network Services, Inc. (the "Company") acquired from AT&T Corp. the right to provide services under certain customer service contracts relating to AT&T's Transaction Access Service (TAS) as well as certain equipment used by AT&T in furnishing this service. The consideration paid for these assets after arm's-length negotiations was $64.325 million in cash. The source of the funds used to acquire these assets is a $75,000,000 revolving credit facility underwritten by PNC Bank, National Association. Prior to this transaction, AT&T used these assets to provide transaction access services to its transaction processing customers. The Company intends to continue to use these assets to provide similar services to these customers. AT&T entered into a limited non-competition agreement with the Company with regard to these customers, and the Company has agreed to compensate AT&T with commissions based upon future revenues generated by referrals of certain sales prospects. In connection with the purchase of these assets, the Company also entered into a Service Agreement with AT&T dated as of September 10, 1998, pursuant to which the Company agreed to purchase from AT&T a minimum of $10 million in communications services per year during the two year period beginning February 1, 1999.

Item 5.  Other Events



         The Company and AT&T entered into a settlement agreement whereby the Company has agreed to dismiss with prejudice its complaint filed against AT&T with the Federal Communications Commission (File No. E-98-03).




Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements of Business Acquired.

         The required financial statements for TAS are not available and will be filed by amendment hereto no later than 60 days after the date this report is required to be filed.

(b)      Pro Forma Financial Information.

         The required pro forma financial information will be filed at the time the required financial statements for TAS are filed.

(c )     Exhibits.

         2.1 Asset Purchase Agreement dated September 10, 1998 by and between Transaction Network Services, Inc. and AT&T Corp.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     TRANSACTION NETWORK SERVICES, INC.

Dated:  September 23, 1998           By:  /s/ Thaddeus G. Weed
                                          --------------------
                                          Thaddeus G. Weed
                                          Chief Financial Officer and Treasurer